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                                                                   EXHIBIT 11.1

                   NATIONAL INSURANCE GROUP AND SUBSIDIARIES
               COMPUTATION OF WEIGHTED AVERAGE SHARES OUTSTANDING
                             AND EARNINGS PER SHARE

              for the year ended December 31, 1994, 1995 and 1996

There are no differences between primary and fully diluted earnings per share.


                                                           1994          1995         1996
                                                         ---------    ---------    ---------
Weighted average common shares.........................  4,678,729    4,679,697    3,885,740
Common shares issuable under outstanding stock
  options..............................................         --           --       31,686
                                                         ---------    ---------    ---------
           Total.......................................  4,678,729    4,679,697    3,917,426
                                                         =========    =========    =========
Net income (loss) (in thousands).......................  $  (1,084)   $  (4,864)   $   1,274
Per share results:
           Net income (loss)...........................  $   (0.23)   $   (1.04)   $    0.33

Please refer to Note 13 of the Consolidated Financial Statements for a description of the method used to calculate earnings per share.